SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                              (Amendment No. ____)*



                            Continuus Software Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   21218R 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]     Rule 13d-1(b)

      [_]     Rule 13d-1(c)

      [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                  Page 1 of 21
                            Exhibit Index on Page 19

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 21218R 10 4                                             13 G                            Page 2 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel IV L.P. ("A4")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [_]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
              NUMBER OF                       519,808  shares,  except  that Accel IV  Associates  L.P.  ("A4A"),  the
                SHARES                        general  partner  of A4,  may be deemed to have sole power to vote these
             BENEFICIALLY                     shares,  and Swartz Family  Partnership  L.P.  ("SFP"),  James W. Breyer
            OWNED BY EACH                     ("Breyer"),  Luke B. Evnin ("Evnin"), Eugene D. Hill, III ("Hill"), Paul
              REPORTING                       H. Klingenstein ("Klingenstein"),  Arthur C. Patterson ("Patterson"), G.
                PERSON                        Carter Sednaoui ("Sednaoui") and James R. Swartz ("Swartz"), the general
                 WITH                         partners  of A4A,  may be  deemed  to have  shared  power to vote  these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              519,808  shares,  except  that A4A,  the  general  partner of A4, may be deemed to have sole power to dispose of these shares,  and SFP,  Breyer,
                                              Evnin, Hill, Klingenstein,  Patterson,  Sednaoui and Swartz, the general partners of A4A,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       519,808
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [_]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.8%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 21218R 10 4                                             13 G                            Page 3 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel IV Associates L.P. ("A4A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [_]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
              NUMBER OF                       519,808 shares, all of which are directly owned by Accel IV L.P. ("A4").
                SHARES                        A4A, the general partner of A4, may be deemed to have sole power to vote
             BENEFICIALLY                     these  shares,  and Swartz Family  Partnership  L.P.  ("SFP"),  James W.
            OWNED BY EACH                     Breyer  ("Breyer"),  Luke  B.  Evnin  ("Evnin"),  Eugene  D.  Hill,  III
              REPORTING                       ("Hill"),  Paul H.  Klingenstein  ("Klingenstein"),  Arthur C. Patterson
                PERSON                        ("Patterson"),  G.  Carter  Sednaoui  ("Sednaoui")  and James R.  Swartz
                 WITH                         ("Swartz"),  the general  partners of A4A,  may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              519,808 shares,  all of which are directly owned by A4. A4A, the general partner  of A4,  may be deemed to have sole  power to  dispose  of these shares, and SFP, Breyer, Evnin, Hill, Klingenstein,  Patterson, Sednaoui
                                              and Swartz,  the general  partners of A4A,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       519,808
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [_]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.8%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 21218R 10 4                                             13 G                            Page 4 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Accel Keiretsu L.P. ("AK")
                  Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [_]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
              NUMBER OF                       10,778  shares,  except  that Accel  Partners & Co. Inc.  ("AP&C"),  the
                SHARES                        general  partner  of AK,  may be deemed to have sole power to vote these
             BENEFICIALLY                     shares, and James W. Breyer ("Breyer"),  Luke B. Evnin ("Evnin"), Eugene
            OWNED BY EACH                     D. Hill,  III ("Hill"),  Arthur C.  Patterson  ("Patterson"),  G. Carter
              REPORTING                       Sednaoui ("Sednaoui ")  and  James  R. Swartz ("Swartz"),  the  officers
                PERSON                        of AP&C, may be deemed to have shared power to vote these shares.
                 WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              10,778  shares,  except  that AP&C,  the  general  partner of AK, may be deemed to have sole power to dispose of these shares, and Breyer, Evnin,
                                              Hill,  Patterson,  Sednaoui  and  Swartz,  the officers of AP&C,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       10,778
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [_]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 21218R 10 4                                             13 G                            Page 5 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Accel Partners & Co. Inc. ("AP&C")
                  Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [_]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
              NUMBER OF                       10,778  shares,  all of which are directly  owned by Accel Keiretsu L.P.
                SHARES                        ("AK").  AP&C,  the  general  partner  of AK, may be deemed to have sole
             BENEFICIALLY                     power to vote these  shares,  and James W.  Breyer  ("Breyer"),  Luke B.
            OWNED BY EACH                     Evnin  ("Evnin"),  Eugene D. Hill,  III  ("Hill"),  Arthur C.  Patterson
              REPORTING                       ("Patterson"),   G.  Carter  Sednaoui  ("Sednaoui ") and James R. Swartz
                PERSON                        ("Swartz"),  the  officers  of AP&C,  may be deemed to have shared power
                 WITH                         to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              10,778 shares,  all of which are directly owned by AK. AP&C, the general partner  of AK,  may be deemed to have sole  power to  dispose  of these shares, and Breyer, Evnin, Hill, Patterson,  Sednaoui  and  Swartz,  the
                                              officers of AP&C, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       10,778
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [_]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              CO
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 21218R 10 4                                             13 G                            Page 6 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Accel Investors '95 L.P. ("AI95")
                  Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [_]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
              NUMBER OF                       24,398  shares,  except that James W. Breyer  ("Breyer"),  Luke B. Evnin
                SHARES                        ("Evnin"),  Paul H. Klingenstein  ("Klingenstein"),  Arthur C. Patterson
             BENEFICIALLY                     ("Patterson"),  G. Carter  Sednaoui  ("Sednaoui ") and James  R.  Swartz
            OWNED BY EACH                     ("Swartz"),  the  general partners of AI95, may be deemed to have shared
              REPORTING                       power to vote these shares.
                PERSON
                 WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              24,398  shares,  except that  Breyer,  Evnin,  Klingenstein,  Patterson,
                                              Sednaoui and  Swartz,  the general  partners of AI95,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       24,398
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [_]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 21218R 10 4                                             13 G                            Page 7 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Swartz Family Partnership L.P. ("SFP")
                  Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [_]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
              NUMBER OF                       0 shares
                SHARES               -------- ------------------------------------------------------------------------
             BENEFICIALLY            6        SHARED VOTING POWER
            OWNED BY EACH                     519,808 shares, all of which are directly owned by Accel IV L.P. ("A4").
              REPORTING                       SFP is a general  partner of Accel IV  Associates  L.L.C.  ("A4A"),  the
                PERSON                        general  partner of A4, and may be deemed to have  shared  power to vote
                 WITH                         these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              519,808 shares,  all of which are directly owned by A4. SFP is a general partner  of A4A,  the  general  partner of A4, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       519,808
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [_]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.8%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 21218R 10 4                                             13 G                            Page 8 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  James W. Breyer ("Breyer")
                  Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [_]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             US Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
               SHARES                         0 shares
            BENEFICIALLY             -------- ------------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        554,984  shares,  of which  519,808 are directly  owned by Accel IV L.P.
              PERSON                          ("A4"),  10,778 are directly owned by Accel Keiretsu L.P. ("AK"), 24,398
               WITH                           are directly  owned by Accel  Investors '95 L.P.  ("AI95").  Breyer is a general  partner of Accel IV  Associates  L.L.C.  ("A4A"),  the  general partner  of A4, an  officer of AP&C,  the  general  partner of AK, and a general  partner of A195 and may be deemed to have shared  power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              554,984  shares,  of  which 519,808  are  directly owned by Accel IV L.P.
                                              ("A4"),  10,778 are directly owned by Accel Keiretsu L.P. ("AK"),  24,398 are directly  owned by Accel  Investors  '95 L.P.  ("AI95").  Breyer is a general  partner  of A4A,  the  general  partner of A4, and an officer of
                                              AP&C, the genral partner of AK, and a general  partner of AI95 and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       554,984
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [_]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 21218R 10 4                                             13 G                            Page 9 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Luke B. Evnin ("Evnin")
                  Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [_]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
              NUMBER OF                       0 shares
                SHARES               -------- ------------------------------------------------------------------------
             BENEFICIALLY            6        SHARED VOTING POWER
            OWNED BY EACH                     554,984  shares,  of which  519,808 are directly  owned by Accel IV L.P.
              REPORTING                       ("A4"),  10,778 are directly  owned by Accel Keiretsu L.P.  ("AK"),  and
                PERSON                        24,398 are directly owned by Accel Investors '95 L.P. ("AI95"). Evnin is
                 WITH                         a general  partner of Accel IV Associates  L.L.C.  ("A4A"),  the general partner  of A4, an  officer of AP&C,  the  general  partner of AK, and a general  partner of AI95 and may be deemed to have shared  power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              554,984  shares,  of which  519,808 are directly  owned by Accel IV L.P.
                                              ("A4"),  10,778 are directly  owned by Accel Keiretsu L.P.  ("AK"),  and
                                              24,398 are directly owned by Accel Investors '95 L.P. ("AI95"). Evnin is a general partner of A4A, the general partner of A4, an officer of AP&C, the  general  partner  of AK,  and a general  partner of AI95 and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       554,984
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [_]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 21218R 10 4                                             13 G                           Page 10 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Eugene D. Hill, III ("Hill")
                  Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [_]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
              NUMBER OF                       0 shares
                SHARES               -------- ------------------------------------------------------------------------
             BENEFICIALLY            6        SHARED VOTING POWER
            OWNED BY EACH                     530,586  shares,  of which  519,808 are directly  owned by Accel IV L.P.
              REPORTING                       ("A4"), 10,778 are directly owned by Accel Keiretsu L.P. ("AK"), Hill is
                PERSON                        a general  partner of Accel IV Associates  L.L.C.  ("A4A"),  the general
                 WITH                         partner of A4, and an officer of AP&C,  the  general  partner of AK, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              530,586  shares,  of which  519,808 are directly  owned by Accel IV L.P.
                                              ("A4"),  10,778 are directly owned by Accel Keiretsu L.P. ("AK"), Breyer is a general  partner of A4A,  the general  partner of A4, an officer of
                                              AP&C, the general  partner of AK, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       530,586
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [_]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.9%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 21218R 10 4                                             13 G                           Page 11 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Paul H. Klingenstein ("Klingenstein")
                  Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [_]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
              NUMBER OF                       0 shares
                SHARES               -------- ------------------------------------------------------------------------
             BENEFICIALLY            6        SHARED VOTING POWER
            OWNED BY EACH                     544,206  shares,  of which  519,808 are directly  owned by Accel IV L.P.
              REPORTING                       ("A4")  and  24,398  are  directly  owned  by Accel  Investors  '95 L.P.
                PERSON                        ("AI95").  Klingenstein  is a  general  partner  of Accel IV  Associates
                 WITH                         L.L.C. ("A4A"), the general partner of A4, and a general partner of AI95 and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              544,206 shares, of which 519,808 are directly owned by A4 and 24,398 are directly owned by AI95.  Klingenstein  is a general  partner of Accel IV
                                              Associates  L.L.C.  ("A4A"),  the  general  partner of A4, and a general partner  of AI95 and may be deemed to have  shared  power to  dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       544,206
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [_]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 21218R 10 4                                             13 G                           Page 12 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Arthur C. Patterson ("Patterson")
                  Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [_]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
              NUMBER OF                       12,480  shares,  all of which are directly owned by Ellmore C. Patterson
                SHARES                        Partners  ("ECPP").  Patterson is the general partner of ECPP and may be
             BENEFICIALLY                     deemed to have sole power to vote the shares held by ECPP.
            OWNED BY EACH            -------- ------------------------------------------------------------------------
              REPORTING              6        SHARED VOTING POWER
                PERSON                        554,984  shares,  of which  519,808 are directly  owned by Accel IV L.P.
                 WITH                         ("A4"),  10,778 are directly  owned by Accel Keiretsu L.P.  ("AK"),  and
                                              24,398  are  directly  owned  by  Accel  Investors  '95  L.P.  ("AI95").
                                              Patterson is a general  partner of Accel IV Associates  L.L.C.  ("A4A"), the general  partner  of  A4,  an  officer of AP&C, the general  partner of AK, and a general  partner  of AI95 and may be deemed to have  shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              12,480  shares,  all of which are directly owned by Ellmore C. Patterson
                                              Partners  ("ECPP").  Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of the shares held by ECPP.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              554,984  shares,  of which  519,808 are directly  owned by Accel IV L.P.
                                              ("A4"),  10,778 are directly  owned by Accel Keiretsu L.P.  ("AK"),  and
                                              24,398  are  directly  owned  by  Accel  Investors  '95  L.P.  ("AI95").
                                              Patterson is a general partner of A4A,  the  general  partner of A4,  an officer of AP&C,  the  general  partner of AK, and a general  partner of
                                              AI95 and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       567,464
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [_]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 21218R 10 4                                             13 G                           Page 13 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  G. Carter Sednaoui ("Sednaoui")
                  Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [_]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
              NUMBER OF                       0 shares
                SHARES               -------- ------------------------------------------------------------------------
             BENEFICIALLY            6        SHARED VOTING POWER
            OWNED BY EACH                     554,984  shares,  of which  519,808 are directly  owned by Accel IV L.P.
              REPORTING                       ("A4"),  10,778 are directly  owned by Accel Keiretsu L.P.  ("AK"),  and
                PERSON                        24,398 are directly owned by Accel Investors '95 L.P. ("AI95"). Sednaoui
                 WITH                         is a general partner of Accel IV Associates L.L.C.  ("A4A"), the general partner  of A4, an  officer of AP&C,  the  general  partner of AK, and a general  partner of AI95 and may be deemed to have shared  power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              554,984  shares,  of which  519,808 are directly  owned by Accel IV L.P.
                                              ("A4"),  10,778 are directly  owned by Accel Keiretsu L.P.  ("AK"),  and
                                              24,398 are directly owned by Accel Investors '95 L.P. ("AI95"). Sednaoui is a general  partner of A4A, the general  partner of A4, and an officer of AP&C,  the general  partner of AK, and a general  partner of AI95 and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       554,984
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [_]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 21218R 10 4                                             13 G                           Page 14 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  James R. Swartz ("Swartz")
                  Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [_]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
              NUMBER OF                       0 shares
                SHARES               -------- ------------------------------------------------------------------------
             BENEFICIALLY            6        SHARED VOTING POWER
            OWNED BY EACH                     554,984  shares,  of which  519,808 are directly  owned by Accel IV L.P.
              REPORTING                       ("A4"),  10,778 are directly  owned by Accel Keiretsu L.P.  ("AK"),  and
                PERSON                        24,398 are directly owned by Accel Investors '95 L.P.  ("AI95").  Swartz
                 WITH                         is a general partner of Accel IV Associates L.L.C.  ("A4A"), the general partner  of A4, an  officer of AP&C,  the  general  partner of AK, and a general  partner of AI95 and may be deemed to have shared  power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              554,984  shares,  of which  519,808 are directly  owned by Accel IV L.P.
                                              ("A4"),  10,778 are directly owned by Accel Keiretsu L.P. ("AK"), 24,398 are directly  owned by Accel  Investors '95 L.P.  ("AI95").  Swartz is a
                                              general  partner of A4A,  the  general   partner  of  A4,  an officer of
                                              AP&C, the general  partner of AK, and a general  partner of AI95 and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       554,984
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [_]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER

                  Continuus Software Corp.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  108 Pacifica
                  Irvine, CA 92618

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Accel IV L.P., a Delaware limited partnership ("A4"), Accel IV Associates L.P., a Delaware limited partnership and the general partner of A4 ("A4A"), Accel Keiretsu L.P., a Delaware limited partnership ("AK"),
                  Accel Partners & Co. Inc., a Delaware corporation and the general partner of AK ("AP&C"), Accel Investors '95 L.P., a Delaware limited partnership ("AI95"), the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and a general partner of A4A, James W. Breyer ("Breyer"), a general partner of A4A, an officer of AP&C and a general partner of AI95, Luke B. Evnin ("Evnin"), a general partner of A4A, an officer of AP&C and a general partner of AI95, Eugene D. Hill, III ("Hill"), a general partner of A4A and an officer of AP&C, Paul H. Klingenstein ("Klingenstein"), a general partner of A4A and a general partner of AI95, Arthur C. Patterson ("Patterson"), a general partner of A4A, an officer of AP&C and a general partner of AI95, G. Carter Sednaoui ("Sednaoui"), a general partner of A4A, an officer of AP&C and a general partner of AI95, and James R. Swartz ("Swartz"), a general partner of A4A, an officer of AP&C and a general partner of AI95. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  A4A, the general partner of A4, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A4. AP&C, the general partner of AK, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK. SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are partners of A4A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A4. Breyer, Evnin, Hill, Patterson, Sednaoui and Swartz are officers of AP&C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK. Breyer, Evnin, Klingenstein, Patterson, Sednaoui and Swartz are partners of AI95 and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AI95.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Accel Partners
                  428 University Ave.
                  Palo Alto, California  94301

ITEM 2(C)         CITIZENSHIP

                  A4, A4A, AK, AI95 and SFP are Delaware limited partnerships. AP&C is a Delaware corporation. Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are United States citizens.

ITEM 2(D) AND (E). TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP No. 21218R 10 4

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                           (a)      Amount beneficially owned:

                                    See Row 9 of cover  page for each  Reporting
                                    Person.

                           (b)      Percent of Class:

                                    See Row 11 of cover page for each  Reporting
                                    Person.

                           (c) Number of shares as to which such person has:

                                    (i)      Sole power to vote or to direct the
                                             vote:

                                             See Row 5 of  cover  page  for each
                                             Reporting Person.

                                    (ii)     Shared  power to vote or to  direct
                                             the vote:

                                             See Row 6 of  cover  page  for each
                                             Reporting Person.

                                    (iii)    Sole  power to dispose or to direct
                                             the disposition of:

                                             See Row 7 of  cover  page  for each
                                             Reporting Person.

                                    (iv)     Shared   power  to  dispose  or  to
                                             direct the disposition of:

                                             See Row 8 of  cover  page  for each
                                             Reporting Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                  Under certain circumstances set forth in the limited partnership agreements of A4, A4A, AK and AI95, and the operating agreement of AP&C, the general and limited partners or stockholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000

Entities:         Accel IV L.P.
                  Accel IV Associates L.P.
                  Accel Keiretsu L.P.
                  Accel Investors '95 L.P.
                  Accel Partners & Co. Inc.
                  Swartz Family Partnership L.P.

                                             By:  /s/ G. Carter Sednaoui
                                                 -------------------------
                                                    G. Carter Sednaoui,
                                                    Attorney-in-fact for the
                                                    above-listed entities

Individuals:      James W. Breyer
                  Luke. B. Evnin
                  Eugene D. Hill, III
                  Paul H. Klingenstein
                  Arthur C. Patterson
                  G. Carter Sednaoui
                  James R. Swartz

                                             By:  /s/ G. Carter Sednaoui
                                                 -------------------------
                                                    G. Carter Sednaoui,
                                                    Attorney-in-fact for the
                                                    above-listed individuals

                                  EXHIBIT INDEX
                                  -------------

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                   20

Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact         21

                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Continuus Software Corp. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.





Entities:         Accel IV L.P.
                  Accel IV Associates L.P.
                  Accel Keiretsu L.P.
                  Accel Investors '95 L.P.
                  Accel Partners & Co. Inc.
                  Swartz Family Partnership L.P.

                                                 By:  /s/ G. Carter Sednaoui
                                                     -------------------------
                                                        G. Carter Sednaoui,
                                                        Attorney-in-fact for the
                                                        above-listed entities

Individuals:      James W. Breyer
                  Luke. B. Evnin
                  Eugene D. Hill, III
                  Paul H. Klingenstein
                  Arthur C. Patterson
                  G. Carter Sednaoui
                  James R. Swartz

                                                 By:  /s/ G. Carter Sednaoui
                                                     -------------------------
                                                        G. Carter Sednaoui,
                                                        Attorney-in-fact for the
                                                        above-listed individuals

                                    EXHIBIT B
                                    ---------

               Reference to G. Carter Sednaoui as Attorney-in-Fact
               ---------------------------------------------------


                  G. Carter Sednaoui has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.